Exhibit 10.1

CHARLES RIVER LABORATORIES

Severance Agreement

This will set forth our revised agreement regarding your severance.

1.             You will receive one-year of severance pay in exchange for your agreement not to compete with CRL during the one-year severance period. You will receive this severance pay even if you find employment during this period,  so long as the employment is not with a competitor.

2.             If at the end of a year you have not found full-time employment, then CRL will, at its choosing, either release you from the non-compete or continue your severance for up to an additional year until you find non-competing employment.

3.             “Competitor” for this purpose means lab animal breeders and ascites producers.

4.             This severance arrangement will apply if you are terminated by CRL for any reason other than for “cause”. “Cause” will be limited to the commission of a serious crime, fraud, dishonesty, willful misconduct or total disregard for your assigned duties.

5.             The outstanding balance of your one-year severance will be payable in a lump-sum to your spouse, child or other designated family member in the event you die during the initial year.

6.             Your CRL disability coverage will continue so long as the severance is still in effect.

7.             CRL’s contributions to your ESLIRP will continue so long as the severance is in effect.

8.             You will be eligible for EICP for the year in which your termination occurs, on at least a pro rata allocation basis.

If we agree, please sign below, and this will modify the CRL Corporate Officer Separation Plan as it applies to you.

/s/ Real H. Renaud	/s/ James C. Foster
Real H. Renaud	James C. Foster
Vice President, Worldwide	President and Chief Operating
Production	Officer

Dated: January 7, 1992	Dated: January 20, 1992

FIRST AMENDMENT TO SEVERENCE AGREEMENT

This First Amendment to Severance Agreement (the “Amendment”), dated December 15, 2008 (the “Effective Date”), by and between Charles River Laboratories, Inc., a Delaware corporation (the “Company”) and Real H. Renaud (the “Executive”) amends that certain Severance Agreement dated January 7/20, 1992 by and between the Company and the Executive (the “Agreement”).  Any capitalized terms not defined in this Amendment shall have the meaning ascribed thereto in the Agreement.

WHEREAS, in light of Section 409A of the Code (“Section 409A”) and the regulations thereunder, the Company and the Executive have determined that the following amendments to the Agreement would be prudent; and

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.             The following paragraphs shall be inserted as new Section 9 of the Agreement:

9.             Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A and the regulations thereunder, as determined by the Compensation Committee of the Board as of the date of Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which is payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive (or the Executive’s estate, if applicable) in a lump sum (together with interest on the deferred payment or payments at a per annum rate equal to the GATT Rate (i.e. the 30-year Treasury bond interest rate) on the date of such “separation from service”) on the earlier of (i) the first business day immediately following the six-month anniversary of Executive’s “separation from service” or (ii) Executive’s death.

(b)           Any payments or benefits due hereunder upon a termination of Executive’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Executive (or his or her estate) upon a “separation from service” as defined in Section 409A.

(c)           With respect to any benefits hereunder that constitute a “reimbursement plan” for purposes of Section 409A, (i) the reimbursement payment be made by no later than the end of the calendar year following the year in which the expense is incurred and (ii) the amount of reimbursable expenses incurred (or in-kind benefits available) in one taxable year of the Executive cannot affect the amount of reimbursable expenses (or in-kind benefits) available in a different taxable year.

2.               Any provision of the Agreement not specifically modified by this Amendment shall remain in full force and effect.

3.               The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof.

4.               This Amendment may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

CHARLES RIVER LABORATORIES, INC.

By:	/s/ James C. Foster
	Name:	James C. Foster
	Title:	Chairman, President and
Chief Executive Officer

Agreed and Accepted:

/s/ Real H. Renaud

Real H. Renaud